Exhibit 10.17

AMENDMENT NUMBER THREE TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NUMBER THREE TO THE EMPLOYMENT AGREEMENT, dated as of January 5, 2014 (this “Amendment”), is between Bankrate, Inc. (the “Company”) and Daniel P. Hoogterp (the “Executive”).

RECITALS:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of May 31, 2005 (the “Employment Agreement”), as amended;

WHEREAS, the parties hereto desire to amend the Employment Agreement on the terms and conditions set forth herein, pursuant to Section 25 of the Employment Agreement, effective as of the date hereof; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Employment Agreement.

2.Amendment of Employment Agreement.

(i).	The first paragraph of Section 9(B) is hereby amended and restated in its entirety as follows:

“If this Agreement terminates in accordance with sub-section E of Section 8 of this Agreement, is terminated by Company pursuant to subsection D of Section 8 of this Agreement or is terminated by Executive pursuant to subsection D of Section 8 of this Agreement solely as a result of Executive providing on July 1, 2014 thirty (30) days prior written notice of his termination of employment (it being understood that in such event Section 9(A) shall not apply),  then Company shall pay Executive his Base Salary at the then current rate and any accrued bonus through the effective termination date, payable within fifteen (15) days of the termination date and the Company shall pay Executive a separation payment in the amount of one year’s Base Salary at the then current rate (the “Separation Payment”). The Separation Payment shall be paid in three installments, subject to possible delay in accordance with Section 30 of this Agreement, as follows:”

(ii).	The following new Section 30 is hereby added and the current Section 30 and Section 31 are hereby renumbered Section 31 and Section 32, respectively:

“Notwithstanding the foregoing, if any amount to be paid to Executive pursuant to the Agreement is nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), and if Executive is a “specified employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid to Executive hereunder during the first six (6)-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six (6)-month anniversary of Executive’s termination of employment for any reason other than death.  Any termination of employment or services from the Company which triggers a payment of “nonqualified deferred compensation” within the meaning of Section 409A shall, if applicable, meet the requirements of a “separation from service” under Section 409A.  Any payments that qualify for the “short-term” deferral exception under Section 409A, the “separation pay” exception under Section 409A or any other exception under Section 409A will be paid under the applicable exceptions to the greatest extent possible. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitutes nonqualified deferred compensation within the meaning of Section 409A shall be construed as a separate identified payment for purposes of Section 409A.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

3. Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. This Amendment shall be binding upon the respective parties hereto upon the execution and delivery of this Amendment by each of the parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

4.Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

5.Effect of Amendment. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect. Any reference to the Employment Agreement contained in any notice, request or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date above first written.

BANKRATE, INC.

By:	/s/ Kenneth S. Esterow
	Name:	Kenneth S. Esterow
	Title:	President and CEO

EXECUTIVE
/s/ Daniel P. Hoogterp
DANIEL P. HOOGTERP